Exhibit 77(q)(1)

(b) The text of the change with respect to investments appears in a supplement filed on February 2, 2001, to the International Funds Prospectus, dated November 1, 2000, and is incorporated herein by reference.

(e) Form of Investment Management Agreement between International Fund and ING Pilgrim Investments, Inc. - filed as an exhibit to Post-Effective Amendment No. 10 to the Registrant's Form N-1A Registration Statement on December 22, 2000 and incorporated herein by reference.

(g)(1) Form of Agreement and Plan of Reorganization between ING Funds Trust, on behalf of ING International Equity Fund, and Pilgrim International Fund, Inc. is incorporated by reference to the Registration Statement on Form N-14 as filed on December 21, 2000.